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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Edward C. Milligan President & CEO Main Street Banks (770) 422-2888	Samuel B. Hay III Chief Operating Officer Main Street Banks (770) 385-2424

Main Street Banks Completes Acquisition of
First National Bank of Johns Creek

        Combination Expands Presence into Dynamic Forsyth County

ATLANTA—December 11, 2002—Main Street Banks, Inc. (Nasdaq: MSBK), today announced the completion of its acquisition of First National Bank of Johns Creek, a $100 million asset bank headquartered in fast growing Forsyth County, Georgia. First National Bank of Johns Creek's banking offices in Suwanee and Alpharetta will give Main Street a strong presence in Forsyth County, the fastest growing county in the state of Georgia.

The $26.2 million merger is based on Main Street's closing stock price Wednesday of $19.61 per share. Main Street will issue 791,394 shares of its common stock and $10.7 million in cash in exchange for all outstanding shares of First National Bank of Johns Creek.

First National Bank of Johns Creek has adopted the Main Street name effective immediately, with all offices opening under the Main Street brand on December 12.

About Main Street

Main Street Banks, Inc., a $1.3 billion asset, community-banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 23 branch offices located in nine of Georgia's fastest growing counties. Main Street is the largest and highest performing community banking company in the greater Atlanta area.

Safe Harbor

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Main Street cautions readers that results and events subject to forward-looking statements could differ materially due to the following factors: possible changes in economic and business conditions; the ability of Main Street to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, laws and regulations; the effects of easing of restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of loans; the effects of changing interest rates and other risks and factors identified in the company's filings with the Securities and Exchange Commission.

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  Exhibit 99.1